PKF

Accountants &
business advisers

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-150644 of Wonder Auto Technology, Inc. on Form S-8 and Registration Statement No. 333-148637 of Wonder Auto Technology, Inc. on Form S-3 of our reports dated March 30, 2009, relating to the financial statements of Wonder Auto Technology, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2008.

PKF
Certified Public Accountants
Hong Kong, China
March 30, 2009

Tel 852 2806 3822 I Fax 852 2806 3712
E-mail info@pkf-hk.com I www.pkf-hk.com
PKF I 26/F, Citicorp Centre I 18 Whitfield Road I Causeway Bay I Hong Kong

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